UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 2, 2008

OPTIMER PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33291	33-0830300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10110 Sorrento Valley Road, Suite C

San Diego, CA 92121
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 909-0736

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 2, 2008, the Compensation Committee of the Board of Directors of Optimer Pharmaceuticals, Inc. (“the Company”) adopted a Severance Benefit Plan covering certain eligible employees of the Company, including the Company’s executive officers.  Pursuant to the plan, upon an involuntary termination other than for cause (as defined in the plan) and the Company’s receipt of a general release and waiver of claims, an eligible employee may be entitled to receive specified severance benefits. The benefits include cash severance payments and acceleration of stock award vesting.  The level of benefits provided under the plan depends upon an eligible employee’s years of service and position with the Company, and upon whether the termination is related to a change in control of the Company.  A copy of the plan is attached hereto as Exhibit 99.1.

Also on October 2, 2008, the Company entered into amendments to Michael Chang’s employment agreement and John Prunty’s and Kevin Poulos’ offer letters.  The amendments remove the severance benefits which are now superseded by the Severance Benefit Plan.  The amendment to Dr. Chang’s employment agreement also specifies that Dr. Chang will be entitled to benefits under the Severance Benefit Plan if he voluntarily terminates his employment for specified reasons.  Copies of the amendments are attached hereto as Exhibits 99.2, 99.3 and 99.4.

The foregoing descriptions of the Severance Benefit Plan and amendments to the employment agreement and offer letters do not purport to be complete and are qualified in their entirety by reference to the full text of the Severance Benefit Plan and amendments attached hereto.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Optimer Pharmaceuticals, Inc. Severance Benefit Plan.

99.2	Amendment to Employment Agreement between Optimer Pharmaceuticals, Inc. and Michael N. Chang.

99.3	Amendment to Offer Letter between Optimer Pharmaceuticals, Inc. and Kevin Poulos.

99.4	Amendment to Offer Letter between Optimer Pharmaceuticals, Inc. and John D. Prunty.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTIMER PHARMACEUTICALS, INC.

Dated: October 8, 2008	By:	/s/ John D. Prunty

John D. Prunty
Chief Financial Officer (Duly Authorized Officer and Principal Financial and Accounting Officer)